EXHIBIT 10.28.5

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS ENCLOSED BY BRACKETS AND UNDERLINED. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Amendment No. 6 to Services Agreement

This Amendment No. 6 to Services Agreement dated as of December 30, 2003 (this “Amendment”) amends that certain Services Agreement between Exult, Inc. (“Service Provider”) and The Prudential Insurance Company of America, including its subsidiaries and affiliates (“Client”) dated January 11, 2002, as amended (“Agreement”).

A. Service Provider seeks [***]*.

B. Client seeks assistance from Service Provider with Client’s external audit evaluation for certain in-scope financial functions included in the Services.

Therefore, in consideration of the foregoing and the commitments made in this Amendment and other consideration, the value and sufficiency of which is hereby acknowledged, Client and Service Provider hereby agree as follows:

1.	SAS 70 Type II Audits

a. Definitions.

“Client’s Auditors” means internal and/or external auditors of Client engaged in fulfilling the Client Purposes on Client’s behalf.

“Client Purposes” means fulfillment of Client’s obligations under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOA 404”), and Client’s other obligations under the Sarbanes-Oxley Act of 2002 to provide public attestations, in any case regarding Client’s internal control over financial reporting as such obligations relate to provision of the Services under the Agreement. It is acknowledged that SOA 404 may be amended and/or supplemented through laws, regulations or evolving practice, and the Client Purposes are intended to refer to SOA 404 as so amended and/or supplemented.

“Covered Locations” means the locations of Service Provider and Covered Vendors that are used to provide any of the Services for or on behalf of Client and that are designated as set forth in Section 1(d) below.

“Covered Processes” means the Processes and sub-processes of the Services that are designated as set forth in Section 1(d) below.

“Covered Vendors” means the Service Provider Representatives and vendors of Service Provider that participate in the delivery of the Services for or on behalf of Client and that are designated as set forth in Section 1(d) below.

“Other Report” means a report prepared in lieu of a SAS 70 Type II Audit and SAS 70 Report that reflects procedures and requirements specified by Client’s Auditors in their reasonable discretion as described below. An Other Report used to fulfill the Client Purposes with respect to a Covered Vendor must include, but is not necessarily limited to, documentation of and a description of and analysis and audit of the Service Provider’s vendor monitoring controls for managing Subcontractors as well as of the Subcontractors’ actual controls and processes.

“SAS 70 Auditors” means the firm retained by Service Provider in accordance with Section 1(c) to prepare the SAS 70 Reports.

“SAS 70 Report” means a report prepared to document a Statement of Accounting Standards No. 70 Type II review conducted on behalf of Service Provider by an external auditor selected as set forth below.

b. Provision of SAS 70 Reports and Other Reports. Notwithstanding anything to the contrary in Section 16.04 of the Agreement and in addition to the obligations contained therein and in the Agreement, Service Provider agrees that, for the Term of the Agreement, it will on an annual basis, at [***]*, provide a SAS 70 Report or Other Report that addresses the Covered Processes, Covered Locations, and Covered Vendors. The parties understand and agree that the SAS 70 Report or Other Report that will be produced hereunder may include multiple reports to reflect all Covered Processes, Covered Locations and Covered Vendors to fulfill Client Purposes. An Other Report will be specified as part of the SAS 70 Scope Meetings (as hereinafter defined) to fulfill the Client Purposes to the extent that a SAS 70 Report would be impossible or impracticable or inefficient, provided Client’s Auditors agree that the Other Report and the party producing it will be sufficient for the Client Purposes. The parties recognize that it may not be possible or practicable or efficient to cause Covered Vendors to conduct a SAS 70 Type II audit, and accordingly an Other Report may be used to fulfill the Client Purposes in that circumstance, provided Client’s Auditors agree that the Other Report and the party producing it will be sufficient for the Client Purposes.

c. Selection of Auditor. All SAS 70 Reports and Other Reports hereunder will be prepared by an external auditor with appropriate credentials selected by Service Provider, provided that if Client notifies Service Provider that use of the external auditor selected would cause a conflict of interest and said conflict cannot be resolved through reasonable appropriate measures acceptable to Client’s Auditors, Service Provider will select another auditor, which auditor will in turn be subject to the same conflict of interest rules. Client agrees to notify Service Provider of any conflict of interest within 30 days from the Service Provider’s written notice on the identity of the selected auditor. Client acknowledges that for the year commencing on January 11, 2004 Service Provider has selected [***]* for the purpose of conducting SAS 70 Type II audits and producing the SAS 70 Reports.

d. SAS 70 Scope Meetings and Determination. Beginning with Contract Year 3 commencing on January 11, 2004, the Parties will meet annually to determine the scope and timing of applicable SAS 70 Reports and Other Reports needed to fulfill the Client Purposes for that Contract Year (“SAS 70 Scope Meetings”). At such SAS 70 Scope Meetings and subject to the provisions of this Amendment, Client shall make the Client Auditors available, Service Provider shall make the SAS 70 Auditors available, and Service Provider, Client, Client’s Auditors and the SAS 70 Auditors shall work together as appropriate, to identify and plan the procedures required to produce the SAS 70 Reports and/or Other Reports needed to fulfill the Client Purposes. The scope and required elements of these procedures will be designed so that they fulfill all aspects of the Client Purposes, to Client’s and Client’s Auditors’ satisfaction in their reasonable discretion, and Client and Client’s Auditors will have ultimate authority and discretion to determine the Covered Locations, Covered Processes and Covered Vendors to be addressed by the SAS 70 Reports and/or Other Reports to be prepared for that Contract Year, provided that the exercise of discretion by Client and Client’s Auditors will be limited to matters necessary to fulfillment of the Client Purposes and will be reasonable, giving due regard to Service Provider’s interests, if possible, in fulfilling its obligations hereunder as efficiently as possible. The Parties acknowledge that as of the Effective Date (as defined below) of this Amendment, Client may not fully know its obligations under SOA 404 and the scope of the Client Purposes hereunder. Accordingly, the Parties hereby agree that evaluation and determination of the Client Purposes shall be guided by the requirements of SOA 404 as applicable to Client as determined by Client’s Auditors acting reasonably from time to time giving effect to changes in applicable laws, regulations or standard practices. Further, the SAS 70 Type II audits and other procedures conducted pursuant to this Amendment shall be designed and conducted in a manner consistent with prevailing industry standards for comparable audits or procedures, as such standards evolve in response to experience in implementation of SOA 404, Client’s specific compliance and auditing requirements under SOA 404, and related regulatory developments.

e. Client Assistance. It is the responsibility of Service Provider and the SAS 70 Auditor to conduct the SAS 70 audits and other procedures contemplated hereby and to prepare the SAS 70 Reports and Other Reports. Service Provider and the SAS 70 Auditor will need to obtain reasonable information and reasonable cooperation from, and otherwise interact with, Client and Client’s Auditors. Accordingly, Client shall, and shall use reasonable efforts to cause Client’s Auditors to, provide reasonable information and reasonable cooperation to Service Provider and the SAS 70 Auditor, and coordinate the efforts of Service Provider and the SAS 70 Auditor hereunder with related efforts of Client and Client’s Auditors.

f. Specificity. Client acknowledges and agrees that the SAS 70 Type II audits and other procedures conducted pursuant to this Amendment will address multi-client purposes and the SAS 70 Reports and Other Reports, and other related work product, are the sole and exclusive property of Service Provider, and Service Provider may use such audits and other procedures and the resulting reports for any other purposes in Service Provider’s sole discretion, including without limitation, by sharing such audits and reports with its own auditors and other clients and prospects, provided that in doing so Service Provider does not reveal any Client Confidential information or specifically identify Client (but this will not limit disclosure of information that is already publicly available). Notwithstanding the multi-client nature of Service Provider’s business and the SAS 70 audits and other procedures and the SAS 70 Reports and Other Reports contemplated hereby, Service Provider will undertake procedures and/or produce SAS 70 Reports and Other Reports that are unique to or customized for Client, if and to the extent necessary to fulfill the Client Purposes as determined by Client’s Auditors acting reasonably and giving due regard to Service Provider’s interests, if possible, in fulfilling its obligations hereunder as efficiently as possible.

g. Vendors. Service Provider shall use commercially reasonable efforts to have all Covered Vendors undertake such procedures as may be necessary to conform to the scope design established pursuant to paragraph (d) above. If the Covered Vendor refuses to comply with Service Provider’s request to fulfill the Client Purposes on reasonable terms and conditions, then Service Provider and Client shall promptly meet to determine what actions are necessary to fulfill the Client Purposes, including without limitation, Service Provider selecting any of the following, which selection must be approved by Client, in Client’s discretion: [***]*.

h. Material Obligations. Service Provider’s obligations under this Section 1 shall be considered to be material obligations of Service Provider for purposes of Section 21.02(a) of the Agreement. Further, if Client becomes entitled to terminate the Agreement under Section 21.02(a) because of Service Provider’s default in performance of any of its obligations under this Section 1, then in addition to Client’s right to terminate the entire Agreement pursuant to Section 21.02(a), Client will be entitled to terminate [***]* that are affected by Service Provider’s default in performance of its obligations under this Section 1. Any such [***]* termination will be subject to the same notice periods, transition provisions, and other requirements in the Agreement as applicable to termination of the Agreement, with reasonable interpretations thereof to reflect the [***]* nature of the termination.

i. Timing. Service Provider will cause the SAS 70 Reports and Other Reports to be delivered to Client consistent with the timing established in connection with the SAS 70 Scope Meetings.

2.	[KPI1]* Changes and [Improvement]*

a. [***]* Period. As set forth in Schedule B of the Agreement, [***]* defines certain processes and metrics relating to the [***]*. The Parties agree that [***]* will be reviewed and modified as agreed between the Parties to ensure [***]* measures [***]* with Service Provider performance. [***]*.

b. [***]*

3.	Release and Waiver

As of the Effective Date of this Amendment, [***]*, for [***]* and for [***]* affiliates and their respective successors and assigns, hereby releases [***]* and [***]* affiliates and [***]* and their respective successors and assigns from any and all [***]*, obligations, liabilities, and other commitments or every kind, whether or not known, suspected, or liquidated, arising out of, relating to or in any way connected with [***]* of the Agreement or [***]* of the Agreement between [***]* (the “Released Matters”).

[***]* waives any rights and remedies it has with respect to the Released Matters, but [***]* acknowledges that the Released Matters do not include (i) [***]* obligations under this Amendment, (ii) any [***]* by [***]* occurring after the Effective Date, or (iii) any obligations of [***]* other than [***]* (for example, if [***]* breached confidentiality or failed to [***]* or breached any other obligations under the Agreement other than the obligation to [***]*, such failure is not released hereby). Except as expressly set forth herein, this Amendment shall in no way be construed as a waiver by [***]* of any rights and remedies available under the Agreement, nor constitute any amendment to the terms of the Agreement. Additionally, this Amendment shall not establish any binding course of dealing or conduct between the Parties.

4.	General

a. Effectiveness. This Amendment shall become effective and enforceable on the date of the last signature in the “Final Approval” block below (the “Effective Date”).

b. Confidentiality. The circumstances leading to this Amendment and all SAS 70 Reports and Other Reports as contemplated by this Amendment shall be considered to be Confidential Information of Service Provider and Client and shall be handled by each party in accordance with Article 18 of the Agreement. For these purposes, in addition to the provisions of the Agreement, Client shall be entitled to treat as Client Representatives for purposes of Section 18.01(b) (i) its auditors, and (ii) actual or potential customers or other third parties with whom Client conducts or contemplates conducting a business relationship, provided that disclosure to such actual or potential customers or third parties will be limited to the extent reasonably necessary to serve Client’s legitimate business purposes, Client will obtain a written agreement by which the recipient agrees to keep information of Client and its third party providers confidential and to limit the use of that information to the purposes for which the information is disclosed by Client, and Client will provide reasonable cooperation to Service Provider in enforcing such agreements. If the SAS 70 Auditors seek to restrict distribution of the SAS 70 Reports or Other Reports to third parties to which Client wishes to make distribution, then Service Provider and Client will cooperate and use reasonable efforts to work with the SAS 70 Auditors to achieve Client’s desired distribution.

c. Entire Agreement. This Amendment sets forth the entire agreement between Client and Service Provider with respect to the matters addressed herein. All prior or contemporaneous communications, proposals, discussions, agreements and understandings not set forth herein are superseded by this Amendment and are of no effect in the interpretation of this Amendment.

d. Effect on Agreement. This Amendment constitutes an Amendment to the Agreement. Except as otherwise set forth herein, the terms of the Agreement will remain unchanged and will continue in full force and effect.

e. No Course of Conduct. Except as specifically set forth herein, this Amendment, including the release and waiver set forth herein, are not to be construed as establishing a binding course of conduct or to obligate [***]* to waive [***]* to [***]* and to enforce its rights and remedies under the Agreement.

In witness whereof, each of Client and Service Provider has caused this Amendment to be signed and delivered by its duly authorized representative.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:

Name:

Title:

EXULT, INC.

By:

Name:

Title:

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